UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2020

TROPICAL RACING INC.
(Exact name of issuer as specified in its charter)

FLORIDA

(Jurisdiction of incorporation or organization)

82-1034364

(I.R.S. Employer Identification Number)

1740 Grassy Springs Road, Versailles, Kentucky, 40383

(Address of principal executive offices)

(561) 513-8767

(Telephone number, including area code)

  Units consisting of shares of Class A common stock, par value $.0001 per share and Warrants to purchase shares of Class A common stock underlying the Warrants

(Title of each class of securities issued pursuant to Regulation A)

 PART II

INFORMATION TO BE INCLUDED IN REPORT

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

●	The success of our products and product candidates will require significant capital resources and years of development efforts;

●	The results of product testing and investigation activities;

●	Our ability to obtain regulatory approval and market acceptance of our products;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our lack of operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing; and

●	Our ability to manage our research, development, expansion, growth and operating expenses.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1.	Business

Overview

The Company is a thoroughbred horse racing company that cultivates and promotes growth of its assets with resources in every face of the thoroughbred racing industry. The Company operates its business primarily through three functions: (i) horse ownership syndication; (ii) horse training, breeding and horse racing; and (iii) pinhooking.

Our Products and Services

The Company offers affordable partnerships into the “Sport of Kings” for people who want to get involved in the fast-paced and exciting world of thoroughbred horse racing. As noted in the overview, the Company operates its business primarily through three revenue streams: (i) horse ownership syndication; (ii) horse training, breeding and horse racing; and (iii) pinhooking. Each of these revenue streams are discussed below:

■	Horse Ownership Syndication

Many horse enthusiasts would like to say that they bred the winner of the big race. Owning a racehorse winner and, especially, breeding and raising one, is a passion – a compelling and expensive goal. In the past, the door to ownership was only opened for those of substantial wealth, as the costs of purchasing a racehorse, as well as maintenance, training, feeding, veterinary care, and travel costs are expensive. What was once out-of-reach for many due to the financial obligations of buying a racehorse and maintaining that horse, has now become attainable with the cost-sharing offered by a partnership. Rather than one person purchasing one horse, the Company offers group partnerships where investors can purchase a percentage of one horse or a group of horses, thereby spreading the financial risks and expenses amongst all the partners.

■	Horse Racing

The Company has a proven track record of horse training, breeding and expert selections in thoroughbred racehorses. Our thoroughbreds race primarily in Florida, and we have also participated in races in New York, New Jersey, and Kentucky. The following are just a few of the most recent, notable wins for the Company:

Bred by the Company, 2 year old Yafa won first place at Gulfstream Park on October 23, 2020, earning a check for $24,950 for Circle 8 and boosting her bank account for three races to $36,950. On November 23, 2020, Yafa won second place in the $60,000 Juvenile Fillies Turf Stake, giving Circle 8 its first stakes placed runner and collecting a check for $11,400, thereby increasing Yafa’s total to $48,350 after just four races in 2020. In April 2021, Yafa finished 2nd at Gulfstream Park increasing overall earnings to now over $ 60,000.

Bred by the Company, Yafa’s sister, 3 year old Aizu, won a one mile race over the Gulfstream Park West turf course on November 28, 2020, adding $25,800 to the pot. The winner’s check raised her career bank to $67,521, with $62,650 coming since the end of March. Together with Yafa, the two sisters have earned a combined $115,871.

Four-year old filly, Margaret’s Joy, won first place on November 4, 2020 at the Churchill Downs stretch,    resulting her winnings to $64,112 and since then, Margaret’s Joy finished 3rd in her next two starts and gained her ‘First Graded Stake Black Type’ boosting her earnings to over $ 84,000.

On December 13, 2020, Toretto made his fourth start at Gulfstream Park Sunday, coming in third place and collecting $4,000. He has earned $12,315 to date for the Company.

Three-year old Filly Bonheur, after a 3.5 month layoff,  finished 3rd on February 24, 2021 and then on her very next start on April 3, 2021 broke her maiden at Gulfstream Park with earnings over $ 10,800.

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■	Pinhooking

Pinhooking is the business of purchasing young horses at one stage of their lives and then reselling them for a higher price at a different stage of their lives. For example, weanlings can be purchased at auctions or privately, and then resold as yearlings. Yearlings can be purchased and then trained to be sold as race ready 2 year olds.

Although it is always possible to sell a promising potential racehorse by private sale, the strongest market for these young thoroughbreds is at the multiple two year olds in training sales held annually at reputable sales companies around the country. These sales are frequented by trainers and owners across the U.S., as well as international buyers. Pinhooking is a consistent business model that typically shows a solid rate of return on investment (ROI). The average ROI in 2017 for yearlings and 2 year olds was 88% according to Barrett’s March, Fasig-Tipton February, Keeneland April, OBS February, and OBS March.

In many ways, pinhooking is a science. It is based on instinct, experience, and market trends. When looking for pinhook prospects, the Company compiles all the important factors to choose the absolute best investment, while fitting a profile of what the end users want. The Company looks for elite equine athletes with good conformation, precocious pedigrees, marketable sire and dam lines, and performance. A team of bloodstock agents, veterinarians, and equine conformation, pedigree, and market analysis experts all study each prospect to give investors the advantage of a maximum return on their investments.

The Company not only works with private sellers, but it also targets the major auctions across the globe to increase the ability to pick horses with the most potential. The Company is active at all major thoroughbred yearling sales, including the Keeneland September Sale, Saratoga Yearling Sale, and OBS Yearling Sale.

Once purchased, the yearlings are immediately received at the Circle 8 ranch in Versailles, Kentucky. The farm covers 200 acres, while the yearling complex is perfectly suited to young horses with spacious stalls, turn-out paddocks, and large pastures for abundant grazing and room to relax before their racing careers commence. Next, yearlings enter breaking and training, which takes place at top facilities in the ideal fall/winter climate of Ocala, Florida. The horses are conditioned properly and then positioned properly at the right sale in the right location. For the first six to eight months after horses are purchased, they begin the process of becoming racehorses. When they enter sales preparation, they are conditioned with an exercise and feed program for athletic development that is custom tailored to that horse. Just like people, horses are individuals. Therefore, a “cookie cutter” approach to training and diet is not beneficial to turning out the best racehorses. The Company studies its horses, learns their personalities, and tailors training accordingly to enhance the horses’ abilities to win at the track.

The main sales venues for two-year-old thoroughbreds include Ocala Breeders’ Sales Company (Florida), Keeneland (Kentucky), Fasig-Tipton (Florida, Maryland, California), and Barretts (California). The Circle 8 team sells at the nation’s most prominent training sales: OBS March, Fasig-Tipton March at Gulfstream and OBS April. It is at these sales that many of the nation’s top owners and trainers find their next racehorses, the very runners who go on to achieve success at the highest levels, including the Triple Crown races and Breeders’ Cup races.

The Company is an ongoing business, and it buys and sells horses during public auctions and when private sales present themselves.

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The horses noted below are owned by the Company as of the date of this annual report:

	Name	State – Bred	Birth Year	Type	In Foal

1.	Angry Dragon	Kentucky	2008	Broodmare	-
2.	Red Baroness	Kentucky	2008	Broodmare	Sky Mesa
3.	Celtic Moonlight	Florida	2014	Broodmare	Outwork
4.	Dura Cuire	Kentucky	2017	Broodmare	Upstart
5.	Time for Harlan	Kentucky	2011	Broodmare	-
6.	Longstocking	Pennsylvania	2012	Broodmare	Midshipman
7.	Precocious Miss	Florida	2016	Broodmare	Violence
8.	Schmiss	Kentucky	2014	Broodmare	Flatter
9.	Blue Whale	Kentucky	2015	Broodmare	-
10.	Countless Fun	Kentucky	2017	Broodmare	Maiden
11.	Istan Again	Kentucky	2016	Broodmare	Upstart
12.	Rosy Scenario	Kentucky	2017	Broodmare	Global Campaign
13.	More Royalty	Florida	2013	Broodmare	Exaggerator
14.	2020 Angry Dragan	-	2020	Weanling	N/A
15.	2020 Red Baroness	-	2020	Weanling	N/A
16.	2020 Celtic Moonlight	Kentucky	2020	Weanling	N/A
17.	2020 Longstocking	Kentucky	2020	Weanling	N/A
18.	2021 Dreaming as Always	Kentucky	2021	Weanling	N/A
19.	2021 Blue Whale	Kentucky	2021	Weanling	N/A
20.	2021 Precocious Miss	Kentucky	2021	Weanling	N/A
21.	2021 Schmiss	Kentucky	2021	Weanling	N/A
22.	2021 Angry Dragon	Kentucky	2021	Weanling	N/A
23.	2021 Rosy Scenario	Kentucky	2021	Weanling	N/A
24.	2019 Angry Dragan	Florida	2019	Yearling	N/A
25.	2019 Red Baroness	Florida	2019	Yearling	N/A
26.	2019 Killer Bird	Kentucky	2019	Yearling	N/A
27.	2019 Catilla	Kentucky	2019	Yearling	N/A
28.	2019 Rock Candy	Kentucky	2019	Yearling	N/A
29.	2019 Leonor Fini	Kentucky	2019	Yearling	N/A
30.	2019 Beaucoup	Kentucky	2019	Yearling	N/A
31.	2019 Why Lucy Why	Kentucky	2019	Yearling	N/A
32	Brooklyn’s Finest	Kentucky	2020	Yearling	N/A
33.	Yafa	Florida	2018	2 Year Old	N/A
33.	Letty Cat	Kentucky	2018	2 Year Old	N/A
34.	Bonheur	Kentucky	2018	2 Year Old	N/A
35.	Toretto	Florida	2018	2 Year Old	N/A
36.	My Main Flint	Kentucky	2018	2 Year Old	N/A
37.	Edgeucayter	Kentucky	2018	2 Year Old	N/A
38.	Hostile Princess	Kentucky	2018	2 Year Old	N/A
39.	Tizemotionalgold	Kentucky	2017	3 Year Old	Malibu Moon
40.	Aizu	Florida	2017	3 Year Old	N/A
41.	Margaret’s Joy	Kentucky	2016	4 Year Old	N/A
42.	WINY	Chile	2016	4 Year Old	Mineshaft

Competition

We believe that our main competitors in the thoroughbred racing business include, but are not limited to, Stonestreet Farms, WinStar Farms and Calumet Farm, each of which owns many stallion shares, broodmares, and races. Many of our competitors are better capitalized than we are. We may have insufficient funds to meet our operating expenses. As a result of the foregoing or for other reasons, we may be required to sell one or more of our horses prior to the time of our anticipated liquidation to fund our cash needs.

The trend towards the acceptance of partnerships as opposed to individual or farm owners is positive with the Company as a leader. Owning horses is expensive and the competition for prize money via purses is strong. Pooling resources has proven to be a viable method for individuals to compete in the current marketplace. The Company is entering a crowded market; however, many available partnerships are redundant, often lacking professional management or goals. Redundancy is a common theme, as truly little is typically offered to investors outside of a small percentage of ownership in individual horses. By contrast, the Company offers its investors the opportunity to own the entire business, which includes the success of the syndicated horses.

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Horse racing also competes against all other forms of entertainment such as professional football, baseball, hockey, soccer, basketball, other gaming, and outdoor activities. According to an IBISWorld Industry Report (Horse Racing Tracks), these indirect competitors may pull much of the available time and money from this sport. Additionally, the horse racing industry is subject to competition from other gambling activities, including electronic gaming, sports betting and arbitrage betting. While thoroughbred racing in the United States, like many other industries, slumped following the economic downturn of 2008, there have been positive signs of recovery, with betting handle (the amount of money in wagers accepted over a specific period) rising in 2015 and the first six months of 2016 after several years of declines. Other forward trending signs include the increase in the number of horses being produced on a year to year basis and prices for unraced horses at auction also going up.

Legal Proceedings

Other than as set forth below, we are not presently a party to, and none of our property is the subject of, any pending legal proceedings. To our knowledge, no governmental authority is contemplating any such proceedings.

The Company and our Principal Executive Officer, Troy Levy (the “Respondents”), entered into a Stipulation for Consent Order, Case No. 2019 CDS035, on November 27, 2019 (the “Order”) in lieu of a hearing, following receipt of a subpoena duces tecum from the Colorado Division of Securities. The Order recited that the Commissioner had reviewed allegations of the staff of the Securities Commissioner of Colorado which had alleged unregistered securities of the Company were sold by Respondents in the State of Colorado in violate on of Section 11-51-301 of the C.R.S. which securities had not been determined to be exempt from registration requirements. As had been agreed by Respondents, the Order, in summary, required the Respondents to rescind a securities purchase transaction with a Colorado resident through payment in the amount of $6,049 for the Colorado investor’s securities, to not take any action or make a public statement denying or creating the impression that the Order lacked a factual basis, and to comply with the Colorado Securities Act with regard to all future offers and sales of securities covered by the Colorado Securities Act.

Employees

As of the date of this report, we have three (3) full-time employees and three (3) part-time employees. We do not currently have any pension, health, annuity, insurance, or similar employee benefit plans, although we may choose to adopt such plans in the future. Each of our executive officers and directors are eligible to receive equity compensation at the discretion of our Board pursuant to the 2020 Equity Incentive Plan.

Corporate Information

The Company was incorporated on March 31, 2017 in the State of Florida and was authorized to do business in the State of Kentucky on February 19, 2019.

The Company’s principal office is located at 1740 Grassy Springs Road, Versailles, Kentucky 40383. The Company’s telephone number is +1 (561) 513-8767 and website address is https://www.tropicalracing.com/.

Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), dated January 10, 2020, the Company is authorized to issue Two Hundred Fifty Million (250,000,000) shares which consist of the following: (i) Two Hundred Million (200,000,000) shares of Class A Common Stock; (ii) Twenty-Five Million (25,000,000) shares of Class B Common Stock; and (iii) Twenty-Five Million (25,000,000) shares of Preferred Stock. As of the date of this annual report, the Company has (i) 47,820,278 shares of Class A Common Stock outstanding; (ii) 10,000,000 shares of Class B Common Stock of the Company outstanding; and (iii) no shares of Preferred Stock of the Company outstanding.

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Intercorporate Relationships

The Company has one active wholly-owned subsidiary, Circle 8 Ranch Corp. (“Circle 8 Ranch”), a corporation organized under the State of Florida on or about March 9, 2019. The Company’s horses are housed and trained at the Circle 8 ranch, a state-of-the-art facility located 15 minutes from Lexington, Kentucky, which is currently leased by Circle 8 Ranch.

The following chart identifies the Company’s sole active wholly-owned subsidiary, its applicable governing jurisdiction and the percentage of the voting securities which are beneficially owned, or controlled or directed, directly or indirectly, by the Company:

TROPICAL RACING INC. (FLORIDA)

100%

CIRCLE 8 RANCH CORP. (FLORIDA)

Item 2.	Management’s Discussion and Analysis of financial condition and results of operations

Overview

The Company was incorporated on March 31, 2017 in the State of Florida and was authorized to do business in the State of Kentucky on February 19, 2019. The Company’s principal office is located at 1740 Grassy Springs Road, Versailles, Kentucky 40383. The Company is a thoroughbred horse racing company, operating its business primarily through three functions: (i) horse ownership syndication; (ii) horse training, breeding and horse racing; and (iii) pinhooking.

Results of Operations

For the Year Ended December 31, 2020 and the Year Ended December 31, 2019

Revenues

Our revenue was $ 316,949 for the year ended December 31, 2020, as compared to $90,167 for the year ended December 31, 2019. Our revenues increased during this period, due to increased purse winnings and syndication fees. The ranch was established early 2019 and allowed for more training of the horses resulting in better showings at the racetracks. In addition, more horses were purchased during this period resulting in more syndication activities.

Net Loss

Our net loss was $1,641,186 for the year ended December 31, 2020, as compared to $1,635,867 for year ended December 31, 2019. The slight increase in net loss was due to the increased investment in operations to establish the ranch. The purchases of horses and its related expenses to train and maintain them resulted in higher overall costs compared to the revenue generated for the year.

Horse and Ranch Expenses

Our horse and ranch expenses were $1,016,278 for the year ended December 31, 2020, as compared to $749,352 for year ended December 31, 2019. The increase in expenses was mainly due to the increased training and maintenance costs including feed and transportation of the additional horses that were purchased throughout the year. Ranch and horse expenses consisted primarily of training, veterinary, transportation, ranch improvements, and barn expenses.

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General and Administrative Expenses

Our general and administrative expenses were $845,595 for the year ended December 31, 2020, as compared to $806,981 for year ended December 31, 2019. General and administrative expenses consisted primarily of personnel, marketing, consulting and professional fees, vehicle, office, and travel expenses. The increase in operational activities were due to the purchase of more horses and the filing of the SEC application resulted in increased audit and legal fees.

Liquidity and Capital Resources

To date, we have generated some cash through purse winnings and syndication of horses, however the Company still has negative cash flows from operating activities. All costs in connection with horse acquisitions, operating expenses and professional fees have been funded mainly by our shareholders, including our founder, President and Chief Executive Officer Troy Levy.

Our future expenditures and capital requirements will depend on numerous factors, including the success of this Offering and the progress and ability to win races by our racehorses, pin-hooking, and syndication efforts.

Our business does generate cash through purse winnings from races, syndication fees and the sale of horses. We believe that if we raise $49,980,000 (the Maximum Amount) in this Offering, we will have sufficient capital to finance our operations for at least the next five (5) years; however, if we do not raise the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. We do not have any track record for self-underwritten Regulation A+ offerings, and there can be no assurance we will raise the Maximum Amount or any other amount. Further, we expect that after such nine-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct revenue-generating activities. However, no assurances can be made that we will be successful obtaining additional equity or debt financing, or that ultimately, we will achieve profitable operations and positive cash flow.

Item 3.	Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers as of December 31, 2020:

				Approximate hours per week
				for part-time employees or
Name	Position	Age	Term of Office	consultants
Executive Officers:

Troy Levy	President	53	March 2017 - Present	N/A

Sunny Sharma	Interim Chief Financial Officer	49	August 2020 - Present	15

Directors:

Troy Levy	President	53	March 2017 - Present	N/A

Ronald Kapphahn	Director	65	2019 - Present	N/A

Certain Relationships

Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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Business Experience

Troy Levy, President, Chief Executive Officer and Chairman of the Board

Mr. Levy has served as our Chief Executive Officer and President since inception when he founded the Company in March 2017. Prior to Tropical Racing, he founded an obstacle course racing and entertainment company specializing in extreme sporting events. From July 1993 to December 1998, he was engaged in the financial services industry first serving as a Licensed Stockbroker holding Series 7 and 63 licenses and he later served in supervisory positions as a licensed series 24. He has been actively involved in the Thoroughbred horse racing industry for over 30 years. During 2018, Mr. Levy was elected to the nonprofit Florida Horsemen’s Benevolent and Protective Association (FHBPA) board, while also serving on the TRAC committee. A dedicated supporter of the Florida Thoroughbred industry. Mr. Levy contributes his time to improve and promote the equine industry through accountability, responsibility, and integrity for the horses and their caretakers.

Sunny Sharma, Interim Chief Financial Officer

Mr. Sharma has served as our financial consultant and interim chief financial officer since August 2020. He has over 20 years of experience in public, private equity and individual investor backed entities in various sectors including education, healthcare, and technology. Mr. Sharma started out his career in public accounting and later held several Executive positions. Mr. Sharma served as the CEO from September 2012 to November 2017 of Digital Media Arts College (DMAC), and in December 2017 he successfully exited with the sale of the College. In addition, from October 2016 to the present, Mr. Sharma has served as the Chief Financial Officer for an early-stage healthcare technology company. He has also served on several nonprofit boards including Grandview Preparatory School and Juvenile Diabetes Research Foundation. Mr. Sharma has a Bachelor of Commerce in Accounting from Carleton University in Ottawa, Canada, and a Master of Business Administration from the University of Miami.

Family Relationships

There are no family relationships amongst the Executive Officers and Directors.

Involvement in Certain Legal Proceeding

To our knowledge, none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the fiscal year ended December 31, 2020:

		Cash Compensation		Other Compensation(1)	Total Compensation
Name	Capacity in which compensation was received	($)		($)	($)
Troy Levy	President		$156,000	$		$156,000
		$		$	$
Sunny Sharma	Interim CFO		$28,800	$		$28,800
		$		$	$

(1)

Any values reported in the "Other Compensation" column, if applicable, represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718 Share Based Payments of grants of stock options to each of our named executive officers and directors.

Director Compensation

Employment Agreements, Arrangements or Plans

Except as disclosed herein, there were no agreements or arrangements under which compensation was provided during the most recently completed financial year or is payable in respect of services provided to the Company or any of its subsidiaries that were: (a) performed by a director or named executive officer; or (b) performed by any other party but are services typically provided by a director or a named executive officer.

The Company entered into an employment agreement with Troy Levy (the “Levy Employment Agreement”). Pursuant to the Levy Employment Agreement, Mr. Levy is paid a base salary of $156,000.00 per annum. Mr. Levy receives, subject to approval by the Board, a regular increase on the anniversary date for each year of employment. Under no circumstances will the annual increase be less than the annual rate of inflation. Pursuant to the Levy Employment Agreement, Mr. Levy receives such additional compensation, in a form and amount to be approved by the Board, at such time as the Board shall grant such additional compensation. Additionally, Mr. Levy has been granted common stock in the Company as an incident to his acceptance of his employment. If the Levy Employment Agreement is terminated, Mr. Levy shall be entitled to all salary and benefits accrued to the date of termination.

Reimbursement will be made for all expenses associated with the duties assigned to Mr. Levy. Mr. Levy shall submit an expense account as required by the Company. Payment by the Company shall be in accordance with the established Company policy. No advance approval is required for any expense. Mr. Levy is entitled to First Class airfare. Mr. Levy has agreed to allow his salary to accrue when necessary.

The Company entered into an Engagement Agreement with Sunny Sharma (the “Engagement Agreement”). Pursuant to the Engagement Agreement, Mr. Sharma serves as part-time, Interim Chief Financial Officer of the Company, and the Company will pay Mr. Sharma for those services at a rate of $100 per hour. The engagement centers around, but is not limited to, working to complete the Offering, improving the Company’s system of financial reporting, developing, and implementing systems to project and monitor cash flow, and providing detailed analysis of revenue stream growth opportunities, all with the objective of improving operational practices, profitability and cash flows.

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Item 4.	Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of April 26, 2021, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of April 26, 2021, there were 48,195,443 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to convertible securities, options, warrants and other rights which are currently exercisable or which may become exercisable within 60 days of the date hereof, are deemed outstanding and beneficially owned by the person holding such convertible securities, options, warrants or other rights for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

The percentages below are based on fully diluted Common Shares as of the date of this Annual Report. Unless otherwise indicated, the business address of each person listed is c/o Tropical Racing, Inc., 1740 Grassy Springs Road, Versailles, Kentucky 40383.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (1)
Directors and Officers:
Troy Levy(2)	48,957,143	-	80.84%
Ronald Kapphahn	2,300,000	-	4.77%
All executive officers and directors as a group	51,257,143	-	85.61%

Greater than 10% Securityholders:
Troy Levy(2)	48,957,143	-	80.84%

(1)	This Annual Report does not contemplate that any of our current listed shareholders will acquire any shares of our Class A common stock as part of the Regulation A, Tier 2 offering.

(2)	Includes Mr. Levy’s ownership of 38,957,143 shares of Class A common stock and his ownership of 10,000,000 shares of Class B common stock.

11

Item 5.	Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under “Compensation of Directors and Executive Officers” above, since December 31, 2020, there has not been, nor is there currently proposed, any transaction in which (i) the Company is or was a participant, (ii) the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and (iii) any of our directors, executive officers, holders of more than 10% of our Common Stock, or any immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

We intend to enter into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

The Company engages Michelle Nihei Racing Stables LLC (“Nihei Stables”) to provide training services. Ms. Nihei is the spouse of Troy Levy, the Company’s President. The Company incurred expenses of $283,437 to Nihei Stables for the year ended December 31, 2020, as compared to $252,514 for the year ended December 31, 2019.

In order to finance certain equipment and vehicles, the Company entered into (i) SBA Loan #64991967906, dated effective as of March 16, 2020, with the Small Business Administration, as the secured lender, and the Company, as the borrower, in the principal amount of $88,400; (ii) SBA Loan #7175647906 dated effective as of June 17, 2020, with the Small Business Administration, as the secured lender, and the Circle 8 Ranch, as the borrower, in the principal amount of $14,000; and (iii) the Paycheck Protection Program Promissory Note and Agreement, dated June 19, 2020, with Wells Fargo, as the secured lender, and the Company, as the borrower, in the principal amount of $6,951. Such equipment and vehicles are secured by the Company’s majority shareholder, Troy Levy.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions, such as those described above, with our executive officers, directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transactions. The Board has not yet established an Audit Committee, Compensation Committee or a Nominating Committee, or any committee performing a similar function.

Item 6.	Other Information

None.

12

Item 7.	Financial Statements

13

TROPICAL RACING, INC.

AND SUBSIDIARIES

 Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

F-1

TROPICAL RACING INC. AND SUBSIDIARIES

F-2

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Tropical Racing Inc.

Versailles, Kentucky 40383

We have audited the consolidated financial statements of Tropical Racing Inc. and Subsidiaries (the “Company“) which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

F-3

Emphasis-of-Matters

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Coronavirus

As discussed in Note 13, In March 2020, the World Health Organization declared the coronavirus disease (COVID‐19) a global pandemic. This highly contagious disease has spread worldwide affecting workforces, customers, economies and financial markets globally, potentially leading to an economic downturn. It has also disrupted the normal operations of many businesses. As governments and private sectors respond to this evolving threat, their actions and restrictions they have or may impose, could further adversely impact business operations.

Should any of these potential impacts continue for an extended period of time, the impact on the company could have a material adverse effect on its operations.   As these are subsequent events, these consolidated financial statements do not reflect such impact.

Friedman CPA Group

Certified Public Accountants

April 28, 2021

Plantation, Florida

F-4

TROPICAL RACING INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020, AND 2019

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$166,914	$94,901
Accounts receivable	16,209	-
Prepaid expenses	15,000	-
Total current assets	198,123	94,901

Property and equipment	206,483	116,620
Racehorses	388,562	162,041
Investment in stallion shares	85,000	-
Finance lease right-of-use assets	2,895,570	2,928,246
Total assets	$3,773,738	$3,301,808

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$307,269	$121,554
Current portion of notes payable	74,816	13,029
Current portion of finance lease liability	94,996	98,727
Total current liabilities	477,081	233,310

Notes payable	193,334	50,773
Finance lease liability	2,644,056	2,739,052
Due to shareholder	358,070	212,518
Total liabilities	3,672,541	3,235,653

Shareholders' Equity
Common stock and paid-in capital	5,077,965	3,401,737
Retained deficit	(4,976,768)	(3,335,582)
Total shareholders' equity	101,197	66,155
Total liabilities and shareholders' equity	$3,773,738	$3,301,808

F-5

TROPICAL RACING INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
REVENUES
Purse winnings	$226,798	$76,625
Syndication fees	90,151	13,542
Total revenues	316,949	90,167

EXPENSES
Racehorses	859,245	632,584
Professional fees	528,172	425,163
Salaries and benefits	157,558	175,232
Ranch	120,161	116,768
Marketing and promotions	90,303	72,206
Depreciation	143,347	86,972
Interest	124,552	79,923
Travel and entertainment	39,383	55,071
General and administrative	49,382	40,265
Amortization of ROU asset - finance lease	32,676	32,676
Vehicles	8,754	6,368
Total expenses	2,153,533	1,723,228

Operating loss	(1,836,584)	(1,633,061)

Gain on sale of racehorses	184,930	2,745
Other income (loss)	10,468	(5,551)
Loss before income taxes	(1,641,186)	(1,635,867)
Income taxes	-	-
Net loss	(1,641,186)	(1,635,867)

Less: Net loss attributable to non-controlling interests	-	(5,115)
Net loss attributable to Tropical Racing, Inc.	$(1,641,186)	$(1,630,752)

F-6

TROPICAL RACING INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Common stock
Balance, beginning of year	$4,330	$4,156
Common stock issued	489	174
Balance, end of year	4,819	4,330

Paid-in capital
Balance, beginning of year	3,397,407	1,751,588
Common stock issued	1,675,739	1,606,311
Derecognition of non-controlling interests	-	39,508
Balance, end of year	5,073,146	3,397,407

Retained deficit
Balance, beginning of year	(3,335,582)	(1,704,830)
Net loss	(1,641,186)	(1,630,752)
Balance, end of year	(4,976,768)	(3,335,582)

Non-controlling interests
Balance, beginning of year	-	44,623
Net loss	-	(5,115)
Derecognition of non-controlling interests	-	(39,508)
Balance, end of year	-	-

Total shareholders' equity	$101,197	$66,155

F-7

TROPICAL RACING INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
OPERATING ACTIVITIES
Net loss	$(1,641,186)	$(1,635,867)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	176,023	119,648
Gain on disposal	(184,930)	(2,745)
Other	-	5,003
Changes in operating assets and liabilities:
Accounts receivable	(16,209)	84
Prepaid expenses	(15,000)	-
Accounts payable and accrued liabilities	185,715	82,259
Net cash used in operations	(1,495,587)	(1,431,621)

FINANCINGACTIVITIES
Proceeds from issuance of debt	224,077	63,802
Payments of principal of notes payable	(19,729)	-
Proceeds from shareholder loans	145,552	102,462
Payments of principal on finance lease liability	(98,727)	(123,143)
Issuance of common stock	1,676,228	1,606,485
Net cash provided by financing activities	1,927,401	1,649,606

INVESTINGACTIVITIES
Purchases of property and equipment	(127,045)	(118,698)
Purchases of racehorses	(436,385)	(160,179)
Investment in stallion shares	(85,000)	-
Proceeds from sales of racehorses	288,629	65,383
Net cash used in investing activities	(359,801)	(213,494)

Net increase in cash and cash equivalents	72,013	4,491

Cash and cash equivalents, beginning of year	94,901	90,410

Cash and cash equivalents, end of year	166,914	$94,901

F-8

TROPICAL RACING INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Tropical Racing, Inc. (the “Company”) was incorporated on March 31, 2017 in the State of Florida. The Company was authorized to do business in Kentucky on February 19, 2019. The Company is a horseracing‑based group ownership business that breeds and syndicates thoroughbred racehorses.  The Company has five subsidiaries:

1.

Tropical Racing, LLC (“TR LLC”) – TR LLC is a limited liability company organized under the laws of the State of Florida on July 6, 2017.TR LLC’s registered office is in the State of Florida. TR LLC was formed to acquire, maintain, train, and develop the thoroughbred racehorses for racing and to race, manage, lease, or dispose of the horses. On September 27, 2019, TR LLC was formally dissolved.

2.

Tropical Racing TRG2, LLC (“TRG2”) – TRG2 is a limited liability company organized under the State of Florida on July 6, 2017. TRG2’s registered office is in the State of Florida. TRG2 was formed to acquire, maintain, train, and develop the thoroughbred racehorses for racing and to race, manage, lease, or dispose of the horses. On September 27, 2019, TRG2 was formally dissolved.

3.

Tropical Racing TRG3, LLC (“TRG3”) – TRG3 is a limited liability company organized under the State of Florida on July 6, 2017. TRG3’s registered office is in the State of Florida. TRG3 was formed to acquire, maintain, train, and develop the thoroughbred racehorses for racing and to race, manage, lease, or dispose of the horses. On September 27, 2019, TRG3 was formally dissolved.

4.

Tropical Redtide LLC (“TR Redtide”) TR Redtide is a limited liability company organized under the State of Florida on February 22, 2018. TR Redtide’s registered office is in the State of Florida. TR Redtide was formed to acquire, maintain, train, and develop the thoroughbred racehorses for racing and to race, manage, lease, or dispose of the horses. On September 27, 2019, TR Redtide was formally dissolved.

5.

Circle 8 Ranch Corp. (“Circle 8”) – Circle 8 is a corporation organized under the State of Florida on February 28, 2019. Circle 8 was formed to manage racing activities of the Company’s horses. The entity is wholly owned by the Company.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since its inception and has sustained a net loss of $ 1,641,186  and $ 1,630,752 for the years ended December 31, 2020 and 2019, respectively.

F-9

The Company has financed its business activities through capital contributions from investors since inception and expects to continue to have access to ample capital financing going forward, however, no assurances can be made regarding the Company’s ability to do so.

The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the periods presented have been included.

Basis of Consolidation

The consolidated financial statements reflect the Company’s activities along with its  subsidiaries outlined in Note 1. The Company eliminates all material intercompany transactions and balances from its financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits held with banks, and other highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less. From time to time, the Company maintains balances with financial institutions in excess of federally insured limits.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Significant expenditures, which extend the useful lives of assets, are capitalized. The residual values and useful lives of property and equipment are reviewed by management, and adjusted as appropriate, at each balance sheet date.

The Company reviews the carrying value of thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors.

The estimated useful lives of the class of assets for the current and comparative periods are as follows:

Classification	Useful live
Vehicles	5 years
Equipment	7 years

F-10

Racehorses

Racehorses are recorded at cost. The cost of the thoroughbred racehorses includes the purchase price, sourcing fees and brokerage fees. Thoroughbred racehorse assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A racehorse is treated as placed in service upon its acquisition by the Company.

Revenue Recognition

The Company adopted Topic 606 on January 1, 2018. Topic 606 requires an entity to perform a five‐step assessment for each contract with customers which includes identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price, and recognizing revenue when the performance obligations are satisfied.  Purse winnings represent revenues earned from winning thoroughbred races, and syndication fees represent revenues earned for monthly maintenance fees of syndicated horses.

Advertising

Advertising costs are expensed as they are incurred. These expenses totaled $ 55,100 and $ 35,019 for the years ended 2020 and 2019, respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

Operational risk – The ability of the Company to generate net earnings and become profitable is based, in part, on its ability to win races. Failure to execute on its strategy to hire experienced trainers and purchase quality horses could have a material adverse effect on the financial condition of the Company.

Concentration risk – The Company’s main sources of income are purse winnings and syndication fees. If the market for horse racing declines, the Company may be unable to return positive results or attract additional sources of capital to continue its operations.

COVID 19 risk – The ongoing COVID-19 pandemic has caused a broad impact globally. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to access or predict, the pandemic and any resulting recession or economic slowdown could reduce the Company’s ability to generate net income.

F-11

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues updates to amend the authoritative literature in ASC. There have been several updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the financial statements, except those disclosed below.

NOTE 3 – REVENUE RECOGNITION

Disaggregation of Revenues

In the following table, revenues are disaggregated by timing of satisfaction of performance obligations for the periods ended December 31:

	2020	2019

Performance obligations satisfied at a point in time	$316,949	$90,167
Performance obligations satisfied over time	-	-
Total Revenues	$316,949	$90,167

Revenues from performance obligations satisfied at a point in time consist of purse winnings and syndication fees. The Company does not have revenues from performance obligations satisfied over time.

Contract Balances

As of December 31, 2020 and 2019, there were no contract assets or liabilities related to the timing of revenue transactions.

Performance Obligations

For purse winnings, the Company determined that there is one performance obligation, and revenues are recognized at the point in time when the service has been delivered and the performance obligation has been met which is generally determined at the completion of each race.

NOTE 4 – INCOME TAXES

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

F-12

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

In assessing its ability to realize its deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled projected future taxable income and tax planning strategies in making this assessment. Based upon this analysis, management determined that a full valuation allowance was required at each year-end.

Major components of deferred tax assets and liabilities consist of the following at December 31, 2020 and 2019:

	2020	2019
Unused net operating loss carryforward	$1,156,000	$896,000
Less: valuation allowance	(1,156,000)	(896,000)
Deferred tax asset, net	$-	$-

For the years ended December 31, 2020 and 2019, the Company has no current income tax expense or benefit.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company engages Michelle Nihei Racing Stables LLC (“Nihei Stables”) to provide training services. Ms. Nihei is the spouse of the Company’s President.

The Company incurred the following expenses for the years ended December 31, 2020 and 2019:

	2020	2019
Nihei Stables – training	$283,437	$252,514

As of December 31, 2020, and 2019, the Company has no amounts payable to or receivable from any related party, except as discussed in Note 10.

F-13

NOTE 6 – LONG‑TERM ASSETS

Long-term assets consist of the following at December 31, 2020 and 2019 as follows:

	2020	2019
Racehorses:
Acquisition cost	$563,350	$249,411
Accumulated depreciation	(174,788)	(87,370)
Net book value	$388,562	$162,041

Property and Equipment:
Acquisition cost	$249,472	$123,950
Accumulated depreciation	(42,989)	(7,330)
Net book value	$206,483	$116,620

Depreciation expense totaled $ 143,347 and $ 86,972 for the years ended December 31, 2020 and 2019, respectively.

NOTE 7 – INVESTMENT IN STALLION SHARES

In November 2020, the Company invested $ 85,000 for a fractional interest for the stallion, Global Campaign. The amount was funded by an initial cash payment of $ 42,500 and the remaining was financed with a note due in November 2021. As a fractional owner, the Company is obligated to pay its proportionate share of expenses to maintain the stallion. Additionally, the Company is entitled to a proportionate share of profits.

NOTE 8 – LEASES

The Company maintained an operating lease for corporate offices and maintains a finance lease for use of their ranch. The Company is the lessee in a lease contract when it obtains the right to control the asset. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheets and are expensed on a straight-line basis over the lease term in the consolidated statements of operations.

The Company determines the lease term by assuming the exercise of renewal options that are reasonably certain. As most of the Company’s leases do not provide an implicit interest rate, the Company uses local incremental borrowing rates based on the information available at the commencement date in determining the present value of future payments. When the Company’s contracts contain lease and non‑lease components, it accounts for both components as a single lease component.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets, other current liabilities, and operating lease liabilities in the Company’s consolidated balance sheets. Finance leases are included in property and equipment, and other long-term liabilities in its consolidated balance sheets.

F-14

Components and supplemental information for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Components of lease expense:
Operating lease cost	$-	$21,150

Finance lease cost
Amortization of right-of-use assets	$32,676	$32,676
Interest on lease liabilities	$110,273	$75,857

Supplemental cash flow information relating to leases:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$-	$21,150
Operating cash flows from finance leases	$110,273	$75,857
Financing cash flows from finance leases	$98,927	$123,143
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$-	$-
Finance leases	$2,960,922	$2,960,922
Remaining lease terms:
Finance leases	15 months	27 months

Weighted average discount rate:
Finance leases	4%	4%

Maturities of liabilities:
For the years ending December 31,	Finance Leases	Operating Leases
2021	202,000	-
2022	2,670,500	-
2023	-	-
2024	-	-
2025	-	-
Total lease payments	2,872,500	-
Less imputed interest	(133,448)	-
Total	$2,739,052	$-

F-15

NOTE 9 – NOTES PAYABLE

	2020	2019
Note payable to Kubota Credit Corp secured by a vehicle due in monthly installments of $231 including interest of 0%	$6,447	$9,123
Note payable to Kubota Credit Corp secured by a vehicle due in monthly installments of $333 including interest of 0%	15,961	-
Note payable to Marlin Bank secured by equipment due in monthly installments of $ 69 including interest of 18.32%	1,486	4,167
Note payable to U.S. Small Business Administration secured by substantially all of the assets of the Company due 12 months from the date of promissory note in monthly installments of $ 500 including interest of 3.75%.	102,300	-
Note payable to U.S. Small Business Administration's Paycheck Protection Program. Any portion not forgiven includes interest of 1.0%	6,951	-
Note payable to Winstar Farm LLC due in one installment of $ 42,500 on or before November 1, 2021 including interest of 4.0%, secured by the investment in stallion shares and personally guaranteed by the Company's President	42,500	-
Note payable to Huntington National Bank secured by a vehicle due in monthly installments of $ 882 including interest of 5.3%, personally guaranteed by the Company's President	51,635	-
Note payable to SE Toyota secured by a vehicle due in monthly installments of $ 918 including interest of 5.5%, personally guaranteed by the Company's President	40,870	50,512
	268,150	63,802
Less current maturities:	74,816	13,029
Total long-term maturities	$193,334	$50,773

Principal payments on notes payables are as follows:

2021	$74,816
2022	27,323
2023	26,131
2024	26,076
2025 and beyond	113,804
$268,150

Interest expense related to notes payable for the years ended December 31, 2020 and 2019 amounted to $ 13,779 and $ 4,066, respectively.

F-16

NOTE 10 – DUE TO SHAREHOLDER

The amounts due to shareholder are owed to the Company’s President. These represent unpaid salary and non-interest-bearing loans. The loans are considered long‑term and classified accordingly. The balances at December 31, 2020 and 2019 were $ 358,070  and $ 212,518, respectively.

NOTE 11 – SHARES OF STOCK

The Company is authorized to issue 250,000,000 shares (par value of $ 0.0001) which consists of 200,000,000 Class A common shares, 25,000,000 Class B common shares and 25,000,000 shares of preferred stock. The shares are issued to both accredited investors under Regulation D and sophisticated investors with access to information through a subscription agreement.

The balances at December 31, 2020 and 2019 as follows:

Class A common shares:

	2020	2019
Balance, beginning of year	43,298,793	41,554,593
Issued	4,896,650	1,774,200
Repurchased	-	-
Balance, end of year	48,195,443	43,298,793
Average shares outstanding	45,747,118	42,426,693
Earnings (loss) per share	$(0.04)	$(0.04)

There were 10,000,000 Class B common shares issued to the Company's President and no preferred shares issued and outstanding as at December 31, 2020 and 2019.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Legal Matters - Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its management.

NOTE 13 – CORONAVIRUS

In March 2020, the World Health Organization declared the coronavirus disease (COVID‐19) a global pandemic. This highly contagious disease has spread worldwide affecting workforces, customers, economies, and financial markets globally, potentially leading to an economic downturn. It has also disrupted the normal operations of many businesses. As governments and private sectors respond to this evolving threat, their actions, and restrictions they have or may impose, could further adversely impact business operations.

F-17

NOTE 14 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 28, 2021, the date the financial statements were available for issuance. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the financial statements.

The Company received approval on its Regulation A Offering Circular on March 10, 2021 by the Securities and Exchange Commission. Additionally, during 2021, the Company raised $ 642,432 in capital to continue funding operations consisting of $ 500,000 from an existing shareholder under a Regulation D agreement and $ 142,432 from a crowdfunding offering with Republic, an online crowdfunding platform.

F-18

Item 8. Exhibits

Exhibit No.	Description

EX1A-2.1#	Amended and Restated Articles of Incorporation of Tropical Racing, Inc.

EX1A-2.3#	Bylaws of Tropical Racing, Inc.

EX1A-4.1#	Form of Subscription Agreement

EX1A-4.2#	Form of Warrant

EX1A-4.3#	Form of 2020 Bridge Offering Subscription Agreement

EX1A-6.1#	2020 Equity Incentive Plan of Tropical Racing, Inc.

EX1A-6.2#	Employment Agreement, dated January 1, 2018, between Tropical Racing, Inc. and Troy Levy

EX1A-6.3#	Engagement Agreement, dated August 13, 2020, between Tropical Racing, Inc. and Sunny Sharma

EX1A-6.4#	Broker Dealer Agreement, dated August 28, 2020, between Tropical Racing, Inc. and Dalmore Group, LLC

EX1A-6.5#	Purchase Option Agreement, dated March 15, 2019, between Tropical Racing, Inc. and Grassy Springs Farm, LLC

EX1A-6.6#	SBA Loan #64991967906, dated March 16, 2020, between Tropical Racing, Inc. and the Small Business Administration

EX1A-6.7#	SBA Loan #7175647906, dated June 17, 2020, between Circle 8 Ranch and the Small Business Administration

EX1A-6.8#	Paycheck Protection Program Promissory Note and Agreement, dated June 19, 2020, between Tropical Racing, Inc. and Wells Fargo

EX1A-11.1†	Consent of Independent Auditor

† Filed herewith.

# Previously filed with the Securities and Exchange Commission as part of the Company’s Form 1-A offering statement initially filed on February 5, 2021 and as amended on March 1, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer had duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on April 30, 2021.

TROPICAL RACING INC.

By:	/s/ Troy Levy
Name: Troy Levy
Title: President (Principal Executive Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Troy Levy	Date: April 30, 2021
Name: Troy Levy Title: Director

By: /s/ Sunny Sharma	Date: April 30, 2021
Name: Sunny Sharma Title: Interim Chief Financial Officer (Principal Financial Officer)

By: /s/ Ronald Kapphahn	Date: April 30, 2021
Name: Ronald Kappkahn Title: Director

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